EXHIBIT 99.1

Whitestone REIT Announces June 2010 Dividend

HOUSTON, June 7, 2010 (GLOBE NEWSWIRE) -- Whitestone REIT, a public, non-traded REIT that acquires, owns and operates Community Centered PropertiesTM, announced its June dividend to common shareholders and limited partnership unit holders of record as of June 4, 2010. The dividend of $0.0375 per common share and per limited partnership unit will be paid in cash on June 11, 2010. The dividend is unchanged from the monthly amount paid since October 2008.

The Company has filed a Form S-11 Registration Statement with the Securities and Exchange Commission for the offer and sale of a yet unspecified number of common shares in an initial public offering. Historically, the Company has declared quarterly dividends, with the distributions being paid in three equal monthly installments. In conjunction with this potential offering, the Company has declared monthly dividends in April, May and June 2010.

Should the offering close within a quarter, the Board of Trustees said it intends to authorize and pay a pro-rata distribution to the new IPO shareholders, covering the partial quarter commencing on the closing date of the offering and ending on the quarter end. Subsequent to the potential offering, the Board said it intends to revert to the Company's previous practice of declaring quarterly dividends.

About Whitestone REIT

Whitestone REIT is a fully integrated real estate company that seeks to own and operate Community Centered Properties, which are visibly located commercial properties in established or developing culturally diverse neighborhoods.  Whitestone markets, leases and manages its properties to match tenants with the shared needs of surrounding neighborhoods.  The Company has filed a Registration Statement on Form S-11 with the Securities and Exchange Commission for the offer and sale of a yet unspecified number of common shares. The registration statement states that the Company intends to list the common shares on the New York Stock Exchange – Amex with the pre-approved symbol "WSR." Headquartered in Houston, Texas and founded in 1998, the Company is internally managed with a portfolio of commercial properties in Texas, Arizona, and Illinois. For additional information about the Company, please visit www.whitestonereit.com. The Investor Section of the Company's website has links to SEC filings, news releases, financial reports and investor newsletters.

Forward-Looking Statements

Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements. Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.

CONTACT:  Whitestone REIT
          Anne Gregory, Vice President Marketing & Investor Relations
          713.827.9595 ext. 2213
          agregory@whitestonereit.com